Exhibit 4.6

ENCORE CAPITAL EUROPE FINANCE LIMITED,

THE GUARANTOR PARTY HERETO

and

MUFG UNION BANK, N.A.

as Trustee
_______________________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 29, 2020

Supplementing the
_______________________________
FIRST SUPPLEMENTAL INDENTURE

Dated as of July 20, 2018
_______________________________

4.50% Exchangeable Senior Notes due 2023

    SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 29, 2020, among Encore Capital Europe Finance Limited, a Jersey public limited company, as issuer (the “Company”), Encore Capital Group, Inc., a Delaware corporation, as guarantor (the “Guarantor”), and MUFG Union Bank, N.A., a national banking association, as trustee (the “Trustee”).

    WHEREAS, the Company, the Guarantor and the Trustee have executed and delivered that certain base indenture (the “Existing Base Indenture”), dated as of July 20, 2018, as supplemented by that certain first supplemental indenture (the “Existing Supplemental Indenture,” and the Existing Base Indenture, as supplemented by the Existing Supplemental Indenture, the “Existing Indenture”), dated as of July 20, 2018, relating to the Company’s 4.50% Exchangeable Senior Notes due 2023 (the “Notes”); and

    WHEREAS, the execution and delivery of this Supplemental Indenture is authorized by Section 6.01(h) of the Existing Supplemental Indenture.

    NOW, THEREFORE, each party to this Supplemental Indenture agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

    Capitalized terms used in this Supplemental Indenture without definition have the respective meanings given to them in the Existing Indenture.

Article 1.AMENDMENTS
    Notwithstanding anything to the contrary in Section 9.02(a) of the Existing Supplemental Indenture, with respect to each conversion of any Note with a Conversion Date that is on or after the date of this Supplemental Indenture, (A) Combination Settlement will apply to such conversion; and (B) the Specified Dollar Amount applicable to such conversion will be determined in accordance with Section 9.02(a) of the Existing Supplemental Indenture, provided that in no event will the Specified Dollar Amount applicable to any such conversion be (and in no event will the Company elect a Specified Dollar Amount applicable to any such conversion that is) an amount that is less than $1,000 per $1,000 principal amount of Notes.

Article 2.MISCELLANEOUS
Section 2.01.     INCORPORATION BY REFERENCE OF CERTAIN PROVISIONS OF THE EXISTING INDENTURE.
    The provisions of Sections 9.1 and 9.4 to 9.5, inclusive, of the Existing Base Indenture, and the provisions of Sections 12.01, and 12.03 to 12.12, inclusive, of the Existing Supplemental Indenture will apply to this Supplemental Indenture with the same force and effect as if such Sections were reproduced in this Supplemental Indenture, mutatis mutandis.

Section 2.02.    RECITALS.
    The recitals set forth in this Supplemental Indenture are set forth exclusively by the Company and the Guarantor, and the Trustee will not have any liability or responsibility with respect to such recitals.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

    IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

ENCORE CAPITAL EUROPE FINANCE LIMITED

By:    /s/ Ashish Masih
Name:    Ashish Masih
Title:    President

ENCORE CAPITAL GROUP, INC.

By:    /s/ Jonathan Clark
Name:    Jonathan Clark
Title:    EVP, CFO and Treasurer

[Signature Page to Second Supplemental Indenture]

MUFG UNION BANK, N.A.

By:    /s/ Melonee Young
Name:    Melonee Young
Title:    Vice President

[Signature Page to Second Supplemental Indenture]